WASHINGTON REAL ESTATE INVESTMENT TRUST

                              ARTICLES OF AMENDMENT


         Washington Real Estate Investment Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Section 5.8 of the Trust's Declaration of Trust is hereby amended to read as follows:

         Subject to Section 5.11, if any person, corporation, partnership, trust or any other legal entity is or becomes at any time the beneficial owner, directly or indirectly, of more than ten percent (10%) of the outstanding shares, or if the tax status of the Trust under Public Law 86-779 or any other tax statute or regulation is or can be endangered by the purchase or retention of shares by any person, corporation, partnership, trust or any other legal entity, the Trustees may, in their sole discretion, refuse to sell, transfer or deliver shares to such person or entity, or, may repurchase any or all shares held by such person or entity at cost or at the last sale price of a share as of the date immediately preceding the day on which the demand for repurchase is mailed, whichever price is higher. After the mailing of the demand for repurchase, the shares may be cancelled upon the records of the Trust by the order of the Trustees and the Trust shall pay promptly for such shares as above determined.

         SECOND: The first paragraph of Section 5.10 of the Trust's Declaration of Trust is hereby amended to read as follows:

         Subject to Section 5.11, if the Trustees shall at any time and in good faith be of the opinion that direct or indirect ownership of shares of this Trust has or may become concentrated to an extent which would cause any rent to be paid to this Trust by a "sister corporation," if one existed, to fail to qualify or be disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code of 1954 (the "Code"), or similar provisions of successor statutes, pertaining to the qualification of this Trust as a real estate investment trust, trustees shall have the power (1) by lot or other means deemed equitable by them to call for purchase from any shareholder of this Trust such number of shares as shall be sufficient in the opinion of the Trustees to maintain or bring the direct or indirect ownership of shares of this Trust into conformity with the requirements of said Section 856(d)(2)(B) pertaining to this Trust, and
         (2) to refuse to register the transfer of shares to any person whose acquisition of such shares would, in the opinion of the Trustees, result in this Trust being unable to conform to the requirements of said Section 856(d)(2)(B). For purposes of this Section, the term "sister corporation" means a corporation, the shares of which are owned by exactly or substantially the same persons and in exactly or substantially the same numbers as are the shares of this Trust. This Section shall apply even if a "sister corporation" does not exist (1) at the time the Trustees determine that the ownership of shares of this Trust has or may

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         become so concentrated, or (2) at the time the Trustees call shares for purchase or refuse to register the transfer of shares.

         THIRD:  The Trust's Declaration of Trust is hereby amended to add a new
Section 5.11 to read as follows:

         Nothing in these Articles shall preclude the settlement of any transaction entered through the facilities of the New York Stock
         Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of these Articles.

         FOURTH: The Board of Trustees of the Trust, at a meeting duly called and held on March 30, 1999, adopted a resolution which approved the foregoing amendments to the Declaration of Trust and directed that such amendments be submitted for approval by the shareholders of the Trust.

         FIFTH: The shareholder of the Trust, voting at a meeting duly called and held on May 24, 1999, adopted a resolution which approved and adopted the amendments of the Declaration of Trust by a vote of more than seventy percent of the issued and outstanding shares of beneficial interest of the Trust entitled to vote thereon.

         SIXTH: The undersigned, President and Chief Executive Officer of Washington Real Estate Investment Trust, hereby acknowledges these Articles of Amendment to be that act of the Trust and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein are true in all material respects, under the penalties of perjury.

         IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 24th day of June, 1999.

                                     WASHINGTON REAL ESTATE
ATTEST:                              INVESTMENT TRUST


By:___________________________       By:_____________________________________
   Laura M. Franklin                    Edmund B.Cronin, Jr.
   Secretary                            President and Chief Executive Officer